Exhibit (j)



                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 15, 2001, relating to the financial statements and financial highlights which appear in the September 30, 2001 Annual Report to Shareholders of Sanford C. Bernstein Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Custodian, Transfer Agent, Independent Accountants and Financial Statements", "Statements and Reports" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
January 22, 2002